Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
UBID.COM HOLDINGS INC.

uBid.com Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1 The name of the Corporation is uBid.com Holdings, Inc.

2. The Certificate of Incorporation of the Corporation originally filed on December 6, 2005 with the name Cape Coastal Trading Corporation, and as amended on February 6, 2006 to change the name to uBid.com Holdings, Inc. is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

“1. Name. The name of the corporation is Enable Holdings, Inc.”

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed on this 9th day of July, 2008.

/s/ Jeffrey D. Hoffman
Jeffrey D. Hoffman, Authorized Person